Exhibit 4.13
Entrustment of Enterprise Annuity Funds and Account Management Agreement
Contract No.: 2009110000000002
Executed in: Beijing, the People’s Republic of China
Party A: China Life Insurance (Group) Company
China Life Insurance Company Limited
China Life Asset Management Company Limited
Party B: China Life Pension Company Limited
July 27, 2009

This Entrustment of Enterprise Annuity Funds and Account Management Agreement of China Life Insurance (Group) Company (the “Agreement”) was made on July 27, 2009 in Beijing, the People’s Republic of China (“PRC”) among:
Party A: China Life Insurance (Group) Company
Address: No. 17, Financial Street, Xicheng District, Beijing
Legal representative: Yang Chao
Registered capital: 4.6 billion Yuan
Post code: 100140
Tel.: 010-66009999
Fax: 010-66009303
China Life Insurance Company Limited
Address: 23/F, China Life Tower, No. 16 Chao Yang Men Wai Avenue, Chaoyang District, Beijing
Legal representative: Yang Chao
Registered capital: 28,264,705,000 Yuan
Post code: 100020
Tel.: 010-85659999
Fax: 010-85252210
China Life Asset Management Company Limited
Address: 20/F, China Life Center, No. 17 Financial Street, Xicheng District, Beijing
Legal representative: Miao Jianmin
Registered capital: 1 billion
Post code: 100140
Tel.: 010-66221188
Fax: 010-66222621
Party B: China Life Pension Insurance Company Limited
Address: No. 20 Chao Wai Shi Chang Street, Chaoyang District, Beijing
Legal representative: Wang Jian
Registered capital: 2.5 billion
Qualification Certificate No. as an Enterprise Annuity Fund Management Organization: 0099
Post code: 100020
Tel.: 010-85629636
Fax: 010-85626199

According to the Interim Measures for Enterprise Annuity, the Interim Administrative Measures for Enterprise Annuity Funds and applicable laws, regulations and policies, Party A established the China Life Enterprise Annuity Program (the “Program”). Party B is a financial institution legally established and qualified to engage in entrusted management business of enterprise annuity funds and account management. Party B is authorized by Party A to act as the trustee (the “Trustee”) and account manager of the Enterprise Annuity Plan of China Life Insurance (Group) Company (the “Plan”) initiated and established by Party A, to provide entrusted management service and account management service of the enterprise annuity funds of China Life Insurance (Group) Company. Party B accepts such authorization and agrees to engage in the above management business.
Adhering to the principle of fairness, equality, willingness and good faith, Party A and Party B, in accordance with PRC Trust Law, PRC Contract Law, Interim Measures for Enterprise Annuity, the Interim Administrative Measures for Enterprise Annuity Funds and applicable laws, regulations and the covenants herein, agree to cooperate with each other regarding the above business.
To expressly define Party A and Party B’s rights and obligations with respect to the entrusted management of funds and other relevant matters under the Plan, to ensure the safety of enterprise annuity funds, to keep the value of enterprise annuity funds and realize appreciation, and to safeguard the legal interests of the Beneficiary, Party A and Party B hereunder, it is hereby agreed as follows:
ARTICLE 1    DEFINITIONS AND INTERPRETATIONS
The following terms shall have the respective meanings given to them below unless otherwise required by the context:
1.1   “Agreement” shall mean the Entrustment of Enterprise Annuity Funds and Account Management Agreement of China Life Insurance (Group) Company (Agreement No. 2009110000000002) executed by Party A and Party B, the appendices thereof, as amended and supplemented effectively from time to time by Party A and Party B.
1.2   “Plan” shall mean the enterprise annuity plan initiated and established by Party A, with a financial institution having the qualification to manage enterprise annuity funds acting as the trustee, account manager, assignee and investment manager.
1.3   “Program” shall mean the China Life Enterprise Annuity Program.
1.4   “Entrusted Management” shall mean, based on Party A’s confidence in Party B, Party A entrusts Party B, in the name of enterprise annuity funds, in accordance with the Program and for interests of the Beneficiary, to manage, use and dispose of enterprise annuity funds that Party A is entitled to dispose of.
1.5   “Enterprise Annuity Funds” or “Entrusted Funds” shall mean enterprise supplementary pension insurance funds comprised of the capital and investment yield thereof collected by Party A and its employees in accordance with the Program.

1.6   “Initial Entrusted Funds” shall mean the initial entrusted funds under Party B’s management so entrusted by Party A upon the execution of the Agreement.
1.7   “Enterprise Annuity Funds Entrustee” shall mean professional firms that are providing trusteeship, evaluation and liquidation services of enterprise annuity funds with Party B’s authorization, whose rights and obligations shall be defined in accordance with relevant terms under the Entrustment Agreement of Enterprise Annuity Funds of China Life Insurance (Group) Company.
1.8   “Investment Manager of Enterprise Annuity Funds” (the “Investment Manager”) shall mean professional firms that are providing investment management service of enterprise annuity funds with Party B’s authorization, whose rights and obligations shall be defined in accordance with relevant terms under the Investment Management Agreement of Enterprise Annuity Funds of China Life Insurance (Group) Company.
1.9   “Entrusted Investment Assets” shall mean the enterprise annuity funds of China Life Insurance (Group) Company that have been entrusted to the Investment Manager by Party A through Party B to carry out investment and management activities.
1.10   “Dedicated Account of Entrusted Funds” shall mean as per Party B’s instruction, the dedicated deposit account opened by the Entrustee at its business institution in the name of enterprise annuity funds to collect contributions to enterprise annuity, investment yields and to pay enterprise annuity distributions to the Beneficiary.
1.11   “Dedicated Account of Entrusted Investment Assets” shall mean as instructed by Party B, the dedicated account opened by the Entrustee at its business institution in the name of enterprise annuity funds or enterprise annuity securities investment portfolio, which shall be used to liquidate transactions of the Entrusted Investment Assets.
1.12   “Beneficiary” shall mean the employees who participate in the Program and are entitled to the beneficial rights of the entrustment and who receive corresponding entrustment interests.
1.13   “Parties to the Entrustment” shall mean Party A, Party B and the Beneficiary who enjoy rights and have obligations under the Agreement.
ARTICLE 2    NAME OF THE ENTRUSTMENT
The name of the Entrustment is: Enterprise Annuity Funds of China Life Insurance (Group) Company.
ARTICLE 3    ESTABLISHMENT OF THE ENTRUSTMENT
3.1   Parties to the Entrustment:

3.1.1	Party A: China Life Insurance (Group) Company
China Life Insurance Company Limited
China Life Asset Management Company Limited
3.1.2	Party B: China Life Pension Company Limited

3.1.3	The Beneficiary: Participants of the Program. Detailed information shall be determined in accordance with the Beneficiary List provided by Party A.
3.2    Representations and Warranties
3.2.1
Party A wishes to entrust Party B to manage and operate its legally-owned Enterprise Annuity Funds collected in accordance with the Program. Party A warrants that its establishment of such enterprise annuity is in compliance with applicable laws, regulations and rules, and such establishment has been approved at its Employees’ Representative Meeting. In addition, the sources and internal utilization of the Enterprise Annuity Funds are legal and legitimate, free of any security or any other restrictive conditions that impede Party B’s entrusted management of the Enterprise Annuity Funds.

3.2.2
Party B accepts Party A’s entrustment, and agrees to, in the name of the Enterprise Annuity Funds, manage and dispose of the Enterprise Annuity Funds for the interests of the Beneficiary. Party B warranties that it will exercise due care in the course of the management of the Enterprise Annuity Funds, to perform its duty in the principle of honesty, good faith, prudence and effectiveness, and to set up a rigorous risk control system to realize strict separate management of, inter alia, the entrusted business and account management business of the Enterprise Annuity Funds hereunder in respect of personnel and information. As such, each management function will be independent of each other to avoid conflict of interest.

3.3    Purpose of the Entrustment
3.3.1
To take advantage of Party B’s professional management skill, quality service, transparent and streamlined operation to ensure the independence of the Enterprise Annuity Funds, with an aim of maximizing the long-term value of the Enterprise Annuity Funds, enhancing the operation result of the Enterprise Annuity Funds, lowering the overhead, providing supplementary pension coverage for the Beneficiary and safeguarding the Beneficiary’s interests.

3.4    Entrusted Funds
3.4.1	Party A must transfer the Initial Entrusted Funds to the Dedicated Account of Entrusted Funds opened by Party B within 10 working days upon the opening of such account.

3.4.2
During the term of the Agreement, should Party A need to increase or decrease the Entrusted Funds at a time specified in the Program, the amount of such increased Entrusted Funds shall be determined based on the actual amount remitted to the account, and the amount of such decreased Entrusted Funds shall be determined based on the amount confirmed by Party A. Such increased funds, the Initial Entrusted Funds and the aforesaid investment yield are all considered Entrusted Funds.

3.4.3	The Entrusted Funds are independent of the fixed assets of Party A, Party B and other natural person, legal person or corporation that provides service for enterprise annuity funds.

3.4.4	Properties received by Party B resulting from the management, utilization, disposal of the Entrusted Funds or otherwise shall be part of the Entrusted Funds.

3.4.5
The Entrusted Funds are independent of Party B’s fixed assets, and shall not be deemed to be part of Party B’s fixed assets. In the event that Party B is under liquidation due to dissolution, cancellation or bankruptcy as provided by law, the Entrusted Funds shall not be subject to such liquidation.

ARTICLE 4    PARTY A’S RIGHTS AND OBLIGATIONS
4.1    Party A’s rights
4.1.1	Party A has the right to be informed by Party B of the management, disposal and the balance of the Entrusted Funds, and has the right to demand Party B to provide relevant explanation.

4.1.2	Party A has the right to access, record or duplicate accounting books with respect to the Entrusted Funds, and has the right to handle other documents relating to the entrusted management business.

4.1.3
In the event that Party B disposes the Entrusted Funds without Party A’s approval for a purpose other than the Entrustment Purpose or causes losses to the Entrusted Funds due to its breach of management duties, Party A has the right to petition for a cancellation of such disposal at the people’s court and to demand Party B to restore the Entrusted Funds or indemnify such losses. If Party A incurs losses due to Party B’s fault, Party A has the right to demand Party B to restore the Entrusted Funds within a certain period or indemnify the losses caused to the Enterprise Annuity Funds.

4.1.4	Party A has the right, with Party B’s assistance, to select or change the investment portfolio of the Enterprise Annuity Funds.

4.1.5	Party A has the right to make amendments to the Program.

4.1.6
Party A has the right to remove Party B in the event that Party B disposes the Entrusted Funds in any way breaching the Entrustment Purpose, or commits an act of gross negligence during its management and disposal of the Entrusted Funds, or causes significant loss to the Entrusted Funds by breaching its management duties.

4.1.7	Party A is entitled to other rights provided under laws, regulations and the Agreement.
4.2    Party A’s obligations
4.2.1	Party A guarantees that the Program is in compliance with applicable laws and relevant regulatory rules of the PRC.

4.2.2
Party A guarantees that all the Entrusted Funds delivered to Party B are from a source that is in compliance with PRC laws and regulations, and has obtained all necessary authorizations for such delivery. Party A is obliged to contribute entrusted capital at a time specified hereunder, to catch up additional capitals within the term of the Agreement, and to assume relevant liabilities arising out of the failure to contribute capital on a timely basis.

4.2.3
Party A shall provide Party B with data and information in connection with the establishment of Enterprise Annuity Funds, including, among others: basic information of the enterprise, basic information of employees, business license, financial statements, certificate evidencing the contribution of basic pension insurance, and data required by regulatory bodies. Party A is obliged to ensure the accuracy of the data provided in any form, and that there is no wilful omission in such data.

4.2.4	Party A agrees that party B shall manage and dispose the Entrusted Funds in the ways specified hereunder.

4.2.5
Party A is obliged to fill out forms, confirm data and affix corporate seals, etc. in the management process specified hereunder and under the Program, and to provide any change in personnel information to Party B on a timely basis.

4.2.6
In accordance with the Agreement, Party A agrees to pay management fee, entrustment fee, investment management fee derived from the Entrusted Funds, and pay other overhead fees which may be paid out of the Entrusted Funds to the extent permitted by laws and regulations.

4.2.7	In accordance with the Agreement, Party A agrees to pay account management fee to Party B on a timely basis.

4.2.8	Party A is obliged to assume other obligations specified under laws, regulations and the Agreement.
ARTICLE 5    PARTY B’S RIGHTS AND OBLIGATIONS
5.1    Party B’s rights
5.1.1
In accordance with the Agreement, Party B has the right to receive management fee derived from the Entrusted Funds, to receive entrustment fee and investment management fee derived from the Entrusted Funds in accordance with the Entrustment Agreement of Enterprise Annuity Fund of China Life Insurance (Group) Company and the Investment Agreement of Enterprise Annuity Fund of China Life Insurance (Group) Company, and to request payments of account management fee by Party A as specified hereunder.

5.1.2	In accordance with the Agreement, Party B has the right to request Party A to transfer the enterprise annuity contribution to the Dedicated Account of Entrusted Funds.

5.1.3	Party B has the right to manage and dispose the Entrusted Funds in ways specified hereunder.

5.1.4	Party B has the right to reject any of Party A’s instructions to the extent that such instruction conflicts with applicable laws and regulations or requirements by regulatory bodies.

5.1.5	Party B is entitled to other rights provided under laws, regulations and the Agreement.
5.2    Party B’s obligations
5.2.1
Party B’s engagement in the entrusted activities shall be in compliance with laws, regulations and terms hereunder, shall not jeopardize national interest, public interest and legitimate rights of any other person. In the event that there is any significant adjustment in national policies, Party B shall notify Party A promptly, and consult and rearrange with Party A in respect of relevant matters.

5.2.2
Party B shall comply with the terms hereunder, manage the entrusted business in the Beneficiary’s best interest in the long run; In respect of the management of the Entrusted Funds, Party B shall perform its obligations prudently, honestly, effectively and in good faith with due care.

5.2.3
In accordance with the Agreement, Party B shall supervise the management of the Enterprise Annuity Funds, ensure that the Entrustee and the Investment Manager fulfil their obligations honestly, diligently and in good faith.

5.2.4
To the extent permitted by applicable laws, regulations, policies and rules, Party B shall designate persons with expertise to manage Party A’s Enterprise Annuity Funds. Party B’s staff shall strictly follow applicable laws and professional ethical codes.

5.2.5
Except for the remuneration received in accordance with applicable regulations and the terms hereunder, Party B shall not pursue interests for its own account by taking advantage of the Enterprise Annuity Funds.

5.2.6
The creditor’s rights created during the course of Party B’s management and disposal of the Entrusted Funds shall not offset its debts arising out of its fixed assets; the creditor’s rights and debts created during the course of Party B’s management and disposal of the entrusted funds of different enterprise annuities shall not offset each other.

5.2.7	Party B shall not transfer the Entrusted Funds to its own fixed assets, or, Party B must restore such Entrusted Funds and indemnify any loss incurred to such Entrusted Funds.

5.2.8	Unless agreed by Party A and save for a fair transaction at the fair market value, Party B shall not trade its fixed assets with the Entrusted Funds or trade among different entrusted funds.

5.2.9
In the event that Party A is selecting a new trustee, Party B is obliged to properly complete the hand-over of the entrusted management business. Prior to which, Party B shall continue to diligently manage, confirm and allocate the Entrusted Funds.

5.2.10
In the event that the Entrusted Funds are under liquidation, Party B is obliged to carry out the liquidation procedures with relevant persons in accordance with the liquidation procedures specified hereunder.

5.2.11
In accordance with applicable laws, regulations and the terms hereunder, Party B shall set up a company account and personal account for the Enterprise Annuity Funds, and offer Party A access to the information relating to such accounts.

5.2.12
Party B shall record contributions by Party A and the Beneficiary, the investment yield of the Enterprise Annuity Funds, calculate distributions regarding the Enterprise Annuity, and timely check with the Trustee any changes in the contribution data and account of the Enterprise Annuity Funds.

5.2.13	Party B is obliged to assume other obligations specified under laws, regulations and the Agreement.
ARTICLE 6    THE BENEFICIARY’S RIGHTS AND OBLIGATIONS
6.1   The Beneficiary’s rights
6.1.1
In the event that the Beneficiary meets the conditions regarding interest ownership specified under the Program, it will be entitled to the interest accumulated in its personal account and attributable to it. To the extent that the Beneficiary meets the conditions regarding interest collection specified under the Program, it shall be entitled to receive distributions of the Enterprise Annuity. The Beneficiary is entitled to understand the balance of its personal account of the Enterprise Annuity Funds, and Party A has the right, at the request of the Beneficiary, to ask Party B to provide relevant explanation.

6.1.2
If the Beneficiary is deceased, a new beneficiary designated by such Beneficiary shall be entitled to receive corresponding interest relating to the entrusted business; if there is no new beneficiary so designated, the Beneficiary’s legal heir shall be entitled to such interests.

6.2    The Beneficiary’s obligations
6.2.1	The Beneficiary shall not transfer its beneficial interests in the Enterprise Annuity Funds to other person, and shall not use such interests to repay its debts or create any security thereon.

6.2.2	The Beneficiary is obliged to provide information and data relating to such entrustment at Party B’s request. It shall promptly notify Party A if there is any change in its personal information.

6.2.3	The Beneficiary is obliged to keep confidential the existence of such entrustment, the disposal of the entrusted management business and relevant information of Party A and Party B.

6.2.4	The Beneficiary is obliged to authorize Party A (as the trustor) to entrust Party B to manage its assets in its personal account.

ARTICLE 7    MANAGEMENT OF THE ENTERPRISE ANNUITY FUNDS
7.1    Duties of entrusted management
7.1.1	Party B shall separate the management and bookkeeping of the Enterprise Annuity Funds from its fixed assets and other entrusted funds of enterprise annuity under its management.

7.1.2
Party B shall establish investment policies in strict accordance with applicable laws and regulations in the principle of prudence, decentralized risk and professional management, provided that Party B takes the safety and liquidity of the Enterprise Annuity Funds into sufficient consideration.

7.1.3
Party B shall periodically collect and prepare management reports regarding the Entrusted Funds, including, among other things, financial accounting reports and other relevant report, and notify Party A or the Beneficiary in a manner specified hereunder.

7.1.4
Party B shall periodically check the investment operation of the Entrusted Funds at the time and in accordance with procedures specified hereunder, and promptly distribute the investment yields of the Enterprise Annuity Funds.

7.1.5	According to the Program and the terms hereunder, Party B shall assist Party A in the contribution to the Enterprise Annuity.

7.1.6
In the event that the Beneficiary meets the distribution requirement, Party B shall be responsible for the distribution of the Enterprise Annuity to the Beneficiary in accordance with the Program and rules and procedures specified hereunder.

7.1.7	In case of any significant event, Party B shall promptly report to Party A, the Beneficiary and relevant regulatory department, and accept Party A and such departments’ inquiries.
7.2    Duties of account management
7.2.1
Party B shall open an enterprise annuity fund account for the Plan in accordance with applicable PRC laws, regulations and provisions of the Program, and expressly record the basic information and contribution status of Party A and the Beneficiary, the allocation of investment yields, the withdrawal and distribution payment of the Enterprise Annuity Funds, etc.

7.2.2
Party B shall record any change of the assets in the enterprise annuity fund account, including, among other things, balance of enterprise contribution, balance of individual contribution to the individual’s account of each Beneficiary, and record the interests of the Beneficiary in the entrusted enterprise annuity.

7.2.3	Party B shall set necessary rules for the Plan, make necessary information recording and statistics analysis.

7.2.4	Party B shall calculate the enterprise annuity payable to the Beneficiary in accordance with relevant documents submitted or confirmed by Party A.

7.2.5	Party B shall record any alteration to Party A and the Beneficiary’s relevant information.

7.2.6	Party B shall handle the transfer-out, reservation and transfer-back of Party A’s individual accounts of the Enterprise Annuity.

7.2.7
Party B shall keep books, certificate and material agreement, etc. relating to the Enterprise Annuity Funds for at least 15 years, with other relevant data kept in accordance with applicable rules of the PRC.

7.2.8	Party B shall periodically file various reports with regulatory departments in accordance with relevant rules.

7.2.9	At Party A’s request, Party B shall periodically disclose relevant account information of the Enterprise Annuity Funds, and provide access to such account information for Party A and the Beneficiary.

7.2.10
Upon the termination of the Agreement, Party B shall properly maintain the account management information relating to the Enterprise Annuity Funds and timely complete the hand-over of the account management business.

7.3    Duties of the Entrustment
7.3.1
Party B shall entrust a professional firm with the qualification to act as an entrustee of enterprise annuity funds to manage the Entrusted Funds, and execute in writing the Entrustment Agreement of Enterprise Annuity Fund of China Life Insurance (Group) Company.

7.3.2
Party B shall instruct the entrustee to open a Dedicated Account of Entrusted Funds and a Dedicated Account of Entrusted Investment Assets in the name of the Enterprise Annuity Funds at the entrustee’s business institution.

7.3.3	Party B shall authorize the entrustee to evaluate the Entrusted Funds, and promptly accept the transaction, financial and evaluation data submitted by the entrustee.

7.3.4	Please refer to the Entrustment Agreement of Enterprise Annuity Fund of China Life Insurance (Group) Company for detailed duties of entrustment.
7.4    Duties of investment management
7.4.1
Party B shall entrust a professional firm with the qualification to act as an investment manager of enterprise annuity funds to manage the enterprise annuity funds investment, and execute in writing the Investment Management Agreement of Enterprise Annuity Fund of China Life Insurance (Group) Company.

7.4.2
Party B shall take risk control as the most significant investment principle during its investment management, and shall establish corresponding investment policies and strategic assets portfolio measures.

7.4.3
Party B shall arrange other investment management activities in accordance with the Interim Administrative Measures for Enterprise Annuity Funds. See the Investment Management Agreement of Enterprise Annuity Fund of China Life Insurance (Group) Company for detailed information relating to investment management.

7.5    Accounting and auditing
7.5.1	Accounting and auditing methods
7.5.1.1	A fiscal year for the Plan is starting from January 1 and ending on December 31 of each year.

7.5.1.2	The currency used in book-keeping is RMB, and the accounting unit is Yuan.

7.5.1.3
The accounting of the Entrusted Investment Assets shall be implemented in accordance with the No. 10 Accounting Principles of the Enterprise Annuity Funds and the Accounting Guidelines for Securities Investment Funds issued by the Ministry of Finance.

7.5.1.4	The Trustee shall open an independent account for investment assets and such investment assets shall be subject to a separate accounting system.
7.5.2
Annual auditing and auditing upon the termination of entrustment: Party B shall retain an accounting firm with relevant practice qualifications to conduct annual audit of the assets under the Plan and audit such assets upon the termination of entrustment.

ARTICLE 8    ENTERPRISE ANNUITY PROGRAM
8.1   Party B’s management of Party A’s enterprise annuity funds shall be conducted in accordance with the China Life Enterprise Annuity Program (RSTH (2008) No. 510) approved by the Ministry of Human Resources and Social Security and relevant provisions hereunder. If there is any inconsistency between the Program and the Agreement, provisions under the Program shall prevail.
8.2   Party A shall fulfil its obligation to file its enterprise annuity program as required by laws, regulations and regulatory departments. Party B and other manager may assist Party A in filing such enterprise annuity program.
8.3   Party A may revise the Program on an as-needed basis or as required by provisions of applicable regulations. In the event that it is necessary to make revisions to contents of the entrusted management or account management, Party A shall consult with Party B in advance and reach an agreement. In the event it is only necessary to revise the participants of the Program, interest ownership provisions, fund raising manners, contribution, distribution calculation, allocation and the payment manner with respect to the Program, Party A shall notify Party B in writing 60 working days in advance and Party B shall act accordingly. In case the revised program is required to be filed, Party A shall file promptly with competent department of Human Resources and Social Security and notify Party B in writing within 5 working days upon the receipt of approval. Upon the receipt of such written notice and the new program, Party B shall promptly notify relevant manger to manage the enterprise annuity funds in accordance with such new program.
ARTICLE 9    ACCOUNT MANAGEMENT OF THE ENTERPRISE ANNUITY FUNDS
9.1   Opening of the enterprise annuity funds account
9.1.1	The enterprise annuity funds accounts that Party B opens for Party A include the enterprise account and the individual account.
9.1.1.1
The enterprise account is used to collect interests of the enterprise contributions whose ownership are not determined, the over-contribution of the enterprise and the management of any difference after the investment yield is distributed.

9.1.1.2
There will be an enterprise contribution account and individual contribution account under the individual account. Contributions made by the enterprise go to the enterprise contribution account, and contributions made by individuals go to the individual contribution account. The individual account is used to record basic individual information, interest information such as contribution, payment, investment yield and balance derived from contributions by the enterprise and the individual, and the ownership information of the interest attributable to contributions by the enterprise.

9.2    Account management of the enterprise annuity funds
9.2.1
The enterprise account and the individual account that Party B opens for Party A shall be independent of each other, and expressly record contributions by Party A and its employees, information relating to investment yield, withdrawal and distribution payment, etc.

9.2.2
Party B shall calculate contributions receivable based on relevant documents provided or confirmed by Party A and notify Party A the same. After Party A and the entrustee verify the consistency between contributions actually paid and contributions receivable, Party B shall credit respectively the actual contributions to Party A’s enterprise account and employee individual account based on breakdowns of contributions.

9.2.3
In accordance with relevant documents provided or confirmed by Party A and the entrustee, Party B shall distribute the investment yield of the enterprise annuity funds and write the number of invested companies, net value of the invested companies’ fund, investment yield, account balance, etc. into Party A’s enterprise account and employee individual account in accordance with the Operation Procedure Memo of the Enterprise Annuity Funds of China Life Insurance (Group) Company confirmed by Party A.

9.2.4
In accordance with relevant documents provided or confirmed by Party A, Party B shall calculate the enterprise annuity distributions attributable to the Beneficiary, and deduct such distributions from the individual account balance after payment of such distribution by the entrustee.

9.2.5
In accordance with applicable laws, regulations and provisions of the Plan, Party B shall establish separate management business information recording system of enterprise annuity funds, and set rules, record data and perform statistics analysis as necessary for Party A.

9.2.6	With respect to different enterprise annuity plans, Party B shall establish separate accounts for the purpose of data recording.

9.2.7	Party B shall periodically verify accounting items with the entrustee to ensure an accurate data recording of Party A’s enterprise account and employee individual account.

ARTICLE 10    COLLECTION MANAGEMENT OF ENTERPRISE ANNUITY FUNDS
10.1    Ownership of the interests of enterprise annuity
10.1.1	Contributions made by employees to individual accounts and the investment yield thereof shall all be attributable to the Beneficiary.

10.1.2	Ownership of the contributions made by the enterprise and the investment yields thereof shall be determined in accordance with the Program.
10.2   Interests in the enterprise annuity may be collected if any of the following conditions is met:
10.2.1	the Beneficiary is at the mandatory retiring age and has already went through retirement procedures;

10.2.2	the Beneficiary is incapacitated for work due to a disease (disability) and has gone through ill-health retirement procedures or has retired early;

10.2.3	the Beneficiary is deceased; or

10.2.4	the Beneficiary has relocated overseas.
10.3   Interests in the enterprise annuity may be collected as follows:
10.3.1
If the Beneficiary meets the conditions on collection under Article 10.2.1 and Article 10.2.2, the Beneficiary may select to collect interests in the enterprise annuity in a lump-sum payout or in instalments. In case that the Beneficiary meets the conditions on collection under Article 10.2.3 and Article 10.2.4, it shall collect such interests in a lump-sum payout.

10.3.2
Party B shall pay the corresponding interests in the enterprise annuity to the Beneficiary in a manner selected by the Beneficiary; in the event that the balance of enterprise annuity funds account is zero, such account shall be written off, and the beneficiary in connection to such account shall withdraw from the Plan.

10.4    Application for the collection of interests in the enterprise annuity
10.4.1	Party A shall apply to Party B to collect interests in the enterprise annuity and provide relevant information when the Beneficiary retires, retires early, is deceased or relocates overseas.
10.5   Transfer and retaining of the enterprise annuity funds

10.5.1	Transfer of interests in the enterprise annuity
10.5.1.1
In the event that the Beneficiary leaves its original post and joins another enterprise annuity plan due to the change of work, entrance of a school of a higher grade, joining the army, unemployment and other reasons provided under national regulations, and under such circumstances, the Beneficiary is still subject to management of the original organization, Party A may apply to Party B for a transfer of the Beneficiary’s interests in the enterprise annuity to another enterprise annuity plan.

10.5.2	Retaining of interests in the enterprise annuity
10.5.2.1
In the event that the Beneficiary leaves its original post due to the change of work, entrance of a school of a higher grade, joining the army, unemployment and other reasons provided under national regulations, but does not join another enterprise annuity plan, and under such circumstances, the Beneficiary is still subject to management of the original organization, the Party A may apply to Party B to open an account to retain the Beneficiary’s interests in the enterprise annuity.

10.5.2.2
In the event that the Beneficiary shifts its post within Party A’s organ to a new unit that has not established any enterprise annuity plan, Party A may apply to Party B to open an extended frozen account.

10.5.2.3
In the event that circumstances under Article 10.2 occur to the beneficiary of the extended frozen account and the retained account, the collection of interests in the enterprise annuity shall be carried out in accordance with provisions under Article 10.3 and 10.4.

ARTICLE 11    FINANCIAL MANAGEMENT OF THE ENTERPRISE ANNUITY FUND
11.1    Management principle
11.1.1	Party B shall set up accounting and financial management method for the entrusted management business of the Enterprise Annuity Funds.

11.1.2	The Entrusted Funds shall be managed separately from other entrusted funds, Party B’s fixed assets, and the entrustee’s other assets, and its financial statement shall be prepared separately as well.

11.1.3
Evaluation of the Entrusted Investment Assets shall be carried out in accordance with the No. 10 Accounting Principles of Enterprise Annuity Funds, the Accounting Guidelines for Securities Investment Funds and other relevant regulations.

11.1.4
Party B shall review and confirm the compliance, accuracy and completeness of the enterprise annuity contributions, investment portfolio, distribution and payment; Party B shall periodically verify the account management information to ensure an accurate recording of the Beneficiary’s interests; and shall verify the records of the entrusted financials of the Enterprise Annuity Funds to ensure the consistency between accounts and vouchers, between different accounts and between the accounts and relevant facts.

11.2    Remuneration for the management organ of the enterprise annuity funds
11.2.1	The entrustment management fee
11.2.1.1
Party B shall charge a certain fee for the entrusted management business, which shall be calculated on a daily basis from the date on which the entrusted funds are transferred to the Dedicated Account of Entrusted Funds based on the net value of the Entrusted Funds on the previous day and the agreed entrustment fee per annum. The entrustment fee rate per annum under the Agreement shall be 0.01%. Where, net value of the Entrusted Funds equals to the sum of net value of the Entrusted Investment Assets and net value of the non-entrusted investment assets, daily entrustment management fee shall be calculated based on the formula below:

S=E*R*1/days accumulated in the current year

Where: S shall be the daily entrustment management fee;

E shall be the net value of the Entrusted Funds on the previous day;

R shall be the entrustment fee rate per annum under the Agreement.
11.2.1.2
The entrustment management fee shall be paid bi-annually every calendar year. The entrustee shall submit to Party A and Party B the entrustment management fee breakdowns prior to the 10th working day (in case of public holiday, the next working day) of February and July in each calendar year. If Party A and Party B agree to such breakdowns, Party A shall remit the entrustment management fee in full to Party B’s designated account prior to the 20th working day of February and July in each calendar year.

11.2.2	Entrustment fee

11.2.2.1	The collection standard and method of entrustment fee shall be conducted in accordance with the Entrustment Agreement of Enterprise Annuity Funds of China Life Insurance (Group) Company.
11.2.3	Investment management fee
11.2.3.1
The collection standard and collection method of investment management fee shall be conducted in accordance with the Investment Management Agreement of Enterprise Annuity Funds of China Life Insurance (Group) Company.

11.2.4	Account management fee
11.2.4.1
The account management fee charged by Party B shall be calculated from the date on which the Initial Encrusted Funds are transferred to the Dedicated Account of Entrusted Funds based on the account numbers of the Plan. The account management fee for each account per month shall be RMB 3.00. Accounts under the Plan include all the individual accounts that are being contributed to, retained, extendedly frozen and collected. The account management fee shall be calculated based on the formula below:

A=G*M
Where, A shall be the monthly account management fee;
G shall be the number of accounts under the Plan as at the end of any month;
M shall be the collection standard of the account management fee under the Agreement.
11.2.4.2
Party A shall bear the account management fee for regular accounts. Account management fee charged by Party B shall be calculated each month and paid bi-annually, which shall be contributed by Party A separately. Party A shall remit account management fee to Party B’s designated account prior to the 10th working day of February and July in each calendar year.

11.2.4.3	Account management fee for extended frozen account shall be paid as follows:
11.2.4.3.1
In the event that Party A is committed to pay for account management fee for the Beneficiary of extended frozen account, Party A shall remit such account management fee to Party B in accordance with the frequency and time specified under Article 11.2.4.2.

11.2.4.4	Account management fee for retained account borne by the Beneficiary of such account shall be paid as follows:
11.2.4.4.1	The Beneficiary shall pay to Party B account management fee in accordance with provisions under the Program, starting from the date on which the individual account is changed to a retained account.
11.2.5
When Party A transfers its account upon the termination of the Agreement, the Beneficiary transfers its individual account and the Beneficiary collects during the collecting period, Party A must settle each item of fees as provided hereunder with Party B, otherwise, relevant procedures shall not proceed.

11.3    Other fees regarding the management of the enterprise annuity funds
11.3.1
To the extent consented to by Party A and Party B and permitted by applicable PRC regulations, fees incurred in connection with the management of entrusted business shall be deemed as out-of-pocket expenses payable by the Entrusted Funds, which shall include, among others:

11.3.1.1	Intermediary service fees, such as auditor’s fee, attorney’s fee, etc.;

11.3.1.2	Liquidation fee of the Entrusted Funds upon the termination of the entrustment;

11.3.1.3	Account opening fee, transaction fee and taxes during the management, utilization, investment and disposal of the Entrusted Funds.
11.4    Tax of the enterprise annuity funds
11.4.1
The establishment and operation of the Plan shall be in accordance with the Interim Measures for Enterprise Annuity, the Interim Administrative Measures for Enterprise Annuity Funds and other applicable laws and regulations. To the extent permitted by national or local tax preferential policies regarding enterprise annuity, Party A shall be entitled to relevant tax preferential treatments.

ARTICLE 12    SUPERVISION OF THE ENTRUSTMENT
12.1   Party A may periodically or randomly verify account information, accounting matters and investment management status for purposes of supervision.
12.2   In the event that Party A has any doubt about the investment, it may request a dedicated external audit, with all fees incurred borne by Party A.

ARTICLE 13    RISK MANAGEMENT
13.1   Disclosure of risks
13.1.1	The Entrusted Funds may be exposed to credit risk, morality risk, policy risk, market risk, liquidity risk and operation risk.
13.1.1.1
Credit risk means the risk resulting from the failure to perform their respective duties under relevant transactions by the Investment Manager, the entrustee, securities dealers and other parties involved in such transactions.

13.1.1.2	Morality risk means the risk to which the Entrusted Funds are exposed due to the bad faith, dishonesty or ill intentions of the management or any personnel involved in relevant transactions.

13.1.1.3	Policy risk means that the Entrusted Funds may suffer losses due to modification of national policies.

13.1.1.4	Market risk means that the Entrusted Funds may suffer losses due to adverse fluctuation of market price (interest rate, exchange rate, stock price, etc.).

13.1.1.5	Liquidity risk means that the Entrusted Funds may suffer losses or have difficulties in making payment due to deficiency in realization of investment portfolios.

13.1.1.6	Operation risk means the risk resulting from defects in information system or internal control, including, among others, human error, system malfunction and incorrect programming.
13.2    Indemnification liabilities
13.2.1	Party B shall indemnify any losses incurred by the Entrusted Funds due to Party B’s breach of the entrustment purpose, management responsibilities or its improper disposal of the Entrusted Funds.

13.2.2
Proceeds from the Entrusted Funds disposed of in a way other than the disposal ways specified hereunder shall be attributable to the Entrusted Funds, and losses so incurred shall be indemnified by Party B.

13.2.3
If losses incurred by the Enterprise Annuity Funds are due to the failure of the entrustee and the Investment Manager to perform their respective duties, Party B shall pursue a claim against the parties concerned and attribute any compensation so claimed to the Enterprise Annuity Funds.

ARTICLE 14    INFORMATION DISCLOSURE AND REPORT
14.1    Content and timing of the information disclosure
14.1.1
Periodical report: Party B shall, within 15 days following the end of each quarter, submit to Party A a quarterly report regarding management of the Enterprise Annuity Funds; and shall, within 45 days following the end of each year, submit to Party A an annual report regarding management of the Enterprise Annuity Funds.

14.1.2
Interim report: During Party B’s performance of the Agreement, if its performance is affected by any material event, it shall, within 5 days upon its awareness of such event, submit to Party A a report on such event.

14.2    Information disclosure manner
14.2.1
Party B shall submit to Party A reports on the management of the Enterprise Annuity Funds on a regular basis, and Party A shall provide information relating to such reports at the Beneficiary’s request.

14.2.2	Party B shall provide Party A and the Beneficiary access to information through internet or other channels.
ARTICLE 15    EFFECTIVENESS, AMENDMENTS, TERMINATION AND LIQUIDATION OF THE AGREEMENT
15.1   The Agreement takes effect upon the affixation of signatures of Party A and Party B’s legal representatives or authorized signatories and their respective official seals, and terminates upon the expiration of the entrustment period. The Agreement shall be filed with relevant departments of Human Resources and Social Security upon execution.
15.2    Entrustment period
15.2.1	Entrustment period will be three years commencing on the date the Initial Entrusted Funds are transferred to the Dedicated Account of Entrusted Funds.

15.2.2
Following the expiration of the entrustment period, in the event that either Party does not agree to renew the Agreement, it shall provide the other Party with a one-month notice in writing prior to the expiration of the entrustment period.

15.3   Change of the entrustment

15.3.1
Following the effectiveness of the Agreement, both Parties shall not make any amendments to the Agreement without the other Party’s approval. Amendments are only valid when made in writing by both Parties through consultation.

15.4    Termination of the entrustment
15.4.1	The Agreement shall be terminated if any of the following occurs:
15.4.1.1	The Agreement is not renewed upon its expiration;

15.4.1.2	Party A and Party B both agree to terminate or cancel the Agreement;

15.4.1.3	The entrustment under the Agreement is discharged by operation of law;

15.4.1.4	Any of the circumstances under Section 16 of the Interim Administrative Measures for Enterprise Annuity Funds applies to Party B:
15.4.1.4.1	Party B breaches the Agreement with the trustor;

15.4.1.4.2	Party B pursues benefits for itself or other improper benefits for other persons by taking advantage of the Enterprise Annuity Funds;

15.4.1.4.3	Party B is dissolved, cancelled, declared bankrupt or appointed a receiver as provided by laws;

15.4.1.4.4	Party B is deprived of the qualification to manage the entrusted management business and account management business of the enterprise annuity funds;

15.4.1.4.5	The trustor has reasons to believe the replacement of the Trustee is in the best interest of the Beneficiary;

15.4.1.4.6	Relevant regulatory bodies have sufficient reasons and proofs to believe the replacement of the Trustee is in the best interest of the Beneficiary;

15.4.1.4.7	Other circumstances under national regulations and the Agreement.
15.4.2	The Agreement shall only be cancelled or terminated early by a written agreement or other written documents.

15.4.3
In the event that losses are incurred by the Entrusted Funds due to Party A’s early termination of the Agreement without cause, Party B shall not assume any indemnification liabilities for such losses.

15.4.4
During the entrustment period, unless provided by laws and specified under Article 15.4.1, Party B shall not terminate the Agreement early without Party A’s approval, or, any losses so incurred by the Entrusted Funds or Party A shall be indemnified by Party B.

15.5    Entrustment liquidation
15.5.1
The Entrusted Funds is neither the property of Party A nor Party B. In the event that Party A or Party B is legally dissolved, cancelled or terminated for being declared bankrupt, the Entrusted Funds is subject to neither Party A nor Party B’s liquidation or bankruptcy.

15.5.2	Upon termination of the entrustment, Party B shall take care of relevant matters, such as management, liquidation and account balance confirmation.

15.5.3	Within 30 working days following the completion of liquidation, Party B shall prepare and submit to Party A the Entrusted Funds liquidation report.

15.5.4
If Party A and the Beneficiary have any doubts about the liquidation report, they may request a re-verification of such report. If Party A, Party B or the Beneficiary fail to reach an agreement on the liquidation report, an external accounting firm may be retained to audit the Entrusted Funds, with relevant fees incurred borne by the Entrusted Funds.

15.6    Ownership of the Entrusted Funds upon termination of the entrustment
15.6.1
Upon termination of the entrustment, the Entrusted Funds hereunder shall belong to all the beneficiaries under Party A’s Name List of the Beneficiaries. Each beneficiary’s entitlement to and proportion of the interests in the Entrusted Funds shall be determined in accordance with the enterprise annuity program executed prior to the termination of the entrustment.

15.6.2
Upon termination of the entrustment, if a new trustee is designated by Party A, Party B shall assist such new trustee in the taking over of the Entrusted Funds and the entrusted management business; before the new trustee is designated and commences its performance, Party B shall continue to fulfil its entrusted duties hereunder, cooperate with and assist Party A in the completion of relevant issues regarding the termination of the Agreement, and charge relevant fees in accordance with the charging standard and methods hereunder.

15.6.3
Generally, Party B’s duties hereunder shall survive Party A’s bankruptcy. However, in the event that the Agreement is terminated due to Party A’s bankruptcy, Party B shall perform its obligations in accordance with applicable national policies, regulations and the covenants hereunder, and collect relevant fees in accordance with the collection standard and methods hereunder.

ARTICLE 16    CONFIDENTIALITY
16.1 Confidentiality
16.1.1
Without the other Party’s consent, neither Party A nor Party B, nor the Beneficiary shall use for its own account or disclose to a third party the existence of the entrustment, trade secrets obtained during the course of entrusted management business and other non-public information, unless so disclosed for the purpose of meeting the requirements by laws, regulations or regulatory bodies, and for the fulfilment of entrusted management obligations. A “third party” includes legal entities, organizations, individuals or the general public that are affiliated with any Party hereunder.

16.2    Indemnification liabilities
16.2.1	In the event that any losses is incurred by the other Party due to either Party’s breach of the provisions under Article 16.1, the defaulting Party shall indemnify the other Party for such losses.
16.3   Provisions under Article 16 shall survive the termination of the Agreement.
ARTICLE 17    DOCUMENT RETENTION
Beginning at the effective date of the Agreement, and for at least 15 years following the termination date of the Agreement, Party A and Party B shall respectively preserve the original certificates, accounting vouchers, books, transaction records, contracts and material agreements that are connected to the Agreement.
ARTICLE 18    LEGAL LIABILITIES
18.1   In the event that either Party fails to perform its obligations hereunder, or representations and warranties made by either Party hereunder are untrue or inaccurate in any material respect, such Party shall be deemed a defaulting party hereunder, and shall indemnify any and all the losses incurred by the complying party due to such default.
18.2   Party B shall indemnify any losses incurred by the Enterprise Annuity Funds due to its fault or its breach of management obligations, provisions under laws and regulations or the terms hereunder.

18.3   In the event that the entrustment hereunder becomes void because of Party A’s illegal source of the entrusted capital, any losses and expenses or debts and liabilities arising therefrom shall be borne by Party A.
ARTICLE 19    EXCUSES
19.1   Party B shall be excused from any liabilities for risks arising out of the exercise of its rights and performance of the obligations hereunder in accordance with the Agreement and Party A’s direction.
19.2   Party B shall be excused from any liabilities for risks with respect to the entrusted management business arising out of Party A and the Beneficiary’s failure to perform their respective obligations hereunder.
19.3   Within the effective period of the Agreement, in the event that either Party is unable to perform the Agreement or to continue to perform the Agreement due to a force majeure event, and the other Party is materially adversely affected due to such inability, both Parties may be excused, partially or in whole, from relevant liabilities.
19.4   Either Party who fails to perform the Agreement due to a force majeure event shall be excused, partially or in whole, from relevant liabilities, provided that such liabilities are resulting from such force majeure event. Either Party affected by a force majeure event shall promptly notify the other Party to mitigate losses that may be incurred by the Entrusted Funds and the other Party, and shall provide proof of such force majeure event within a reasonable period. A force majeure event shall mean an event that neither Party is able to foresee, avoid or overcome, which includes, among other things, natural disaster, amendments to national laws and regulations, changes of policies, social and political riot, war, and malfunction in the communication or computer system.
ARTICLE 20    DISPUTE RESOLUTION
20.1   The execution, effectiveness, performance, interpretation, amendment and termination shall be governed by applicable current PRC laws, regulations and rules.
20.2   Any dispute arising out of the performance of the Agreement shall be settled through consultation by both Parties in good faith or mediation. If the consultation or mediation fails, either Party may bring a lawsuit in the people’s court.
20.3   In the event of any dispute, lawsuit or arbitration, except for the matters in dispute, both Parties shall be entitled to exercise other rights and perform other obligations hereunder.
ARTICLE 21    NOTICE AND DELIVERY
21.1   The registered address provided by Party A and Party B hereunder shall be correspondence addresses designated by both Parties respectively. During the course of entrusted management business, any notice shall be made by Party B to the correspondence addresses of Party A or the Beneficiary by delivery in person, registered or certified mail or by facsimile.

21.2   Any notice shall be deemed to have been duly given:
21.2.1	when delivered in person, on the date shown on the receipt signed by the notified Party;

21.2.2	when delivered by registered mail, on the 7th day following the date shown on the domestic registered mail receipt held by the notifying Party;

21.2.3	when delivered by facsimile, on the first working day upon the receipt of confirmation on a successful transmission.
21.3   Either Party shall notify the other Party in writing within 3 working days in the event that there is any change in its correspondence address or contact information. If such change occurs within 1 month before the expiration of the entrustment period, the other Party shall be notified in writing within 2 working days of such change.
21.4   In the event that either Party fails to notify the other Party promptly any changes to its correspondence address or contact information, unless otherwise provided by laws, such Party shall be liable for the consequences and losses resulting from such failure.
ARTICLE 22    MISCELLANEOUS
22.1   Enterprises under Party A shall separately assume rights and obligations hereunder, meanwhile, Party B shall assume separate liabilities for any party under Party A in respect of the rights and obligations hereunder, including, with no limitation to, the effectiveness, termination, cancellation, amendments and defaulting liabilities hereunder.
22.2   Any matter not addressed hereunder may be agreed upon by both Parties by a supplementary agreement, which shall have the same legal effect as the Agreement.
22.3   The Agreement is made in 7 counterparts, with Party A holding 4 copies, Party B holding 2 copies, and the Human Resources and Social Security department holding 1 copy for record. Each counterpart shall have the same legal effect.
22.4   Within the term of the Agreement, if there is any inconsistency between the provisions hereunder and relevant national laws, regulations regarding enterprise annuity, the latter shall prevail.
22.5   Within the term of the Agreement, if according to relevant national and local laws, regulations and policies, the Agreement is subject to review and approval, Party B shall proceed with such review or approval procedures with Party A’s assistance. In the event that Party B is deprived of its qualification to entrusted management business due to its failure to obtain such review and approval, Party A shall have the right to cancel the Agreement and Party B shall be obligated to hand over the relevant materials to the new trustee at Party A’s request.

22.6   All appendices hereto shall be an integral part of the Agreement and shall have the same legal effect as the context hereunder. In the event that there is any inconsistency between any appendix and the context hereunder, the appendix shall prevail.